Exhibit 16.1

AJ. Robbins, PC
Certified Public Accountants
Columbine Place
216 16th Street, Suite 600
Denver, CO 80202

June 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: China Energy Recovery, Inc. (the “Company”)

Ladies and Gentlemen:

This letter confirms that we have reviewed Item 4.01 of the Company’s Form 8-K dated June 11, 2008 captioned “Changes in Registrant’s Certifying Accountant” and agree with the statements made as they relate to us. We are not in a position to agree or disagree with the other statements made in Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the forgoing report on Form 8-K.

/s/ AJ Robbins P.C.
AJ Robbins P.C.
Denver, CO